Exhibit 99.1

SYSTEMAX REPORTS RECORD SECOND QUARTER SALES

-- Sales Grow 12%; EPS Up 47% --

PORT WASHINGTON, NY, August 10, 2010 – Systemax Inc. (NYSE:SYX) today announced financial results for the second quarter and six months ended June 30, 2010.

Performance Summary (U.S. dollars in millions, except per share data)
Highlights	Quarter Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Sales	$805.9	$721.6	$1,721.1	$1,473.9
Gross profit	$115.2	$107.1	$241.5	$214.6
Gross margin	14.3%	14.8%	14.0%	14.6%
Operating income	$16.0	$8.7	$36.4	$23.7
Operating margin	2.0%	1.2%	2.1%	1.6%
Diluted earnings per share	$0.25	$0.17	$0.56	$0.41

Second Quarter 2010 Financial Highlights:
•	Consolidated sales grew 12% to a record $805.9 million in U.S. dollars. On a constant currency basis and excluding WStore, sales grew 6%.
●	Diluted earnings per share (EPS) grew 47% to $0.25.
•	Business to business channel sales grew 35% to $417.4 million in U.S. dollars. On a constant currency basis and excluding WStore, sales grew 22%.
•	Consumer channel sales declined 6% to $388.5 million in U.S. dollars. Sales also declined 6% on a constant currency basis and excluding WStore.
•	“Same store” business to business channel sales grew 21% while same store consumer channel sales declined 11%.

Six Months 2010 Financial Highlights:
•	Consolidated sales grew 17% to a record $1.7 billion in U.S. dollars. On a constant currency basis and excluding WStore results, sales grew 9%.
•	Diluted EPS grew 37% to $0.56.
•	Business to business channel sales grew 37% to $862.7 million in U.S. dollars. On a constant currency basis and excluding WStore results, sales grew 25%.
•	Consumer channel sales grew 2% to $858.4 million in U.S. dollars. On a constant currency basis and excluding WStore results, sales declined 3%.

Richard Leeds, Chairman and Chief Executive Officer said, “Systemax’s solid second quarter performance, with consolidated sales growth of 12% and all-time record revenues, was once again led by our business to business channels, which produced strong results as small- and mid-sized businesses have started to return to more normalized spending.  Our consolidated results demonstrate the benefits of our business diversification, one of the leading components of our long-term growth strategy, and continue to buffer the challenging consumer spending environment. Looking ahead, we remain focused on prudently building our businesses and leveraging our robust brand portfolio.”

Gilbert Fiorentino, Chief Executive of Systemax’s Technology Products Group said, “We are executing on our strategic initiatives and the B2B channel continues to perform exceptionally well across geographies and product categories.  In particular, Europe delivered an outstanding performance this quarter, with double digit increases on both the top and bottom line and we expect to see additional momentum as we complete the integration of WStore later this year.  The consumer environment is challenging; however, we remain optimistic given the unique position of our brands and the growth opportunities we see to expand our presence on the web and at retail.  Through our recently launched strategic initiative to co-brand two of our core retail businesses, CompUSA and TigerDirect, we will improve cross promotion to our customers and strengthen our multi-channel strategy.”

Supplemental Channel Sales Summary (in millions)
Channel	Quarter Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Consumer1	$388.5	$412.6	$858.4	$842.4
Business to business2	$417.4	$309.0	$862.7	$631.5
Consolidated Sales	$805.9	$721.6	$1,721.1	$1,473.9

1Includes sales from retail stores, consumer websites, inbound call centers and television shopping
2Includes sales from managed business relationships, including outbound call centers and extranets, and the entire Industrial Products and Corporate segments

Supplemental “Same Store” Channel Growth3 – Q2 2010 vs Q2 2009
Channel	Change
Consumer	-11%
Business to business	21%
Consolidated sales	3%

3Comprised of revenue at retail stores, websites and call centers operating for at least 14 full months as of the beginning of the period and computed on a constant currency basis.  The method of calculating comparable store and channel sales varies across the retail and direct marketing industry.  As a result, Systemax’s method of calculating comparable sales may not be the same as other companies’ methods.

Supplemental Product Category Sales Summary (in millions)
Product Category	Quarter Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Computers	$201.3	$206.4	$428.9	$338.9
Consumer electronics	$179.0	$156.7	$384.7	$355.3
Computer components	$123.2	$116.4	$270.4	$262.2
Computer accessories & software	$224.6	$180.2	$481.3	$394.9
Industrial products	$62.2	$48.8	$116.8	$94.5
Other	$15.6	$13.1	$39.0	$28.1
Consolidated sales	$805.9	$721.6	$1,721.1	$1,473.9

Supplemental Business Unit Sales Summary (in millions)
Business Unit	Quarter Ended June 30,		Six Months Ended June 30,

	2010	2009	2010	2009
Technology Products	$743.1	$671.8	$1,603.2	$1,377.8
Industrial Products	$62.2	$48.8	$116.8	$94.5
Corporate and Other	$0.6	$1.0	$1.1	$1.6
Consolidated sales	$805.9	$721.6	$1,721.1	$1,473.9

Working capital as of June 30, 2010 was $271.6 million, including cash and cash equivalents of $32.8 million.  As of June 30, 2010, the Company had availability under its credit facility of approximately $107.1 million and total cash and available liquidity of approximately $140.0 million. Short term debt totaled approximately $13.1 million at June 30, 2010 and included approximately $12.2 million in revolving debt assumed as part of the WStore acquisition. The Company’s effective tax rate for the first six months of 2009 was 37.3%, compared to 34.9% last year. The lower rate in 2009 was the result of the reversal of tax reserves. Excluding these reserve reversals, the Company’s effective tax rate in 2009 was 39.3%. This lower effective tax rate this year is primarily the result of a higher percentage of taxable income outside the U.S. in 2010 where corporate tax rates for the Company are typically lower.

Earnings Conference Call Details

Systemax Inc. will host a teleconference to discuss its second quarter 2010 results today, August 10, 2010 at 5:00 p.m. Eastern Time. To access the teleconference, please dial 877-881-2609 (U.S. callers) or 970-315-0463 (Int’l callers) and reference passcode 91650185 ten minutes prior to the start time. The teleconferencing will also be available via live webcast on the Company’s Web site at www.systemax.com. A replay of the conference call will be available through August 17, 2010. It can be accessed by dialing 800-642-1687 (U.S. callers) or 706-645-9291 (Int’l callers), passcode 91650185. The webcast will also be archived on www.systemax.com for approximately 90 days.

About Systemax Inc.

Systemax Inc. (http://www.systemax.com), a Fortune 1000 company, sells personal computers, computer components and supplies, consumer electronics and industrial products through a system of branded e-Commerce web sites, retail stores, relationship marketers and direct mail catalogs in North America and Europe. The primary brands are TigerDirect, CompUSA, Circuit City, MISCO, WStore and Global Industrial.

Forward-Looking Statements

This press release contains forward-looking statements about the Company’s performance.  These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance.  The Company assumes no obligation to update these statements.  Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and  (h) unanticipated legal and administrative proceedings.  Please refer to “Risk Factors” and the Forward Looking Statements sections contained in the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.

INVESTOR/ MEDIA CONTACTS:
Mike Smargiassi / Nancy Zachary
Brainerd Communicators, Inc.
212-986-6667
smarg@braincomm.com
nancy@braincomm.com

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SYSTEMAX INC.
Condensed Consolidated Statements of Operations – Unaudited
(In thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	June 30*		June 30*
	2010	2009	2010	2009
Net sales	$805,875	$721,599	$1,721,112	$1,473,867
Cost of sales	690,653	614,545	1,479,649	1,259,263
Gross profit	115,222	107,054	241,463	214,604
Gross margin	14.3%	14.8%	14.0%	14.6%
Selling, general and administrative expenses	99,238	98,385	205,103	190,915
Operating income	15,984	8,669	36,360	23,689
Operating margin	2.0%	1.2%	2.1%	1.6%
Interest and other (income) expense, net	966	(291)	2,545	363
Income before income taxes	15,018	8,960	33,815	23,326
Provision for income taxes	5,568	2,469	12,614	8,137
Effective tax rate	37.1%	27.6%	37.3%	34.9%
Net income	$9,450	$6,491	$21,201	$15,189
Net margin	1.2%	0.9%	1.2%	1.0%

Net income per common share:
Basic	$0.26	$0.18	$0.57	$0.41
Diluted	$0.25	$0.17	$0.56	$0.41

Weighted average common and common equivalent shares:
Basic	36,967	36,683	36,876	36,652
Diluted	37,726	37,340	37,605	37,308

SYSTEMAX INC.
Condensed Consolidated Balance Sheets - Unaudited
(In thousands)

	June 30*	December 31*
	2010	2009
Current assets:
Cash and cash equivalents	$32,783	$58,309
Accounts receivable, net	235,646	241,860
Inventories	380,487	365,725
Prepaid expenses and other current assets	27,900	26,692
Total current assets	676,816	692,586
Property, plant and equipment, net	62,622	65,598
Goodwill, intangibles and other assets	58,106	58,717
Total assets	$797,544	$816,901

Current liabilities:
Short-term debt	$13,052	$15,197
Accounts payable and accrued expenses	392,199	427,307
Total current liabilities	405,251	442,504
Capitalized lease obligations	793	1,194
Other liabilities	9,571	8,518
Shareholders’ equity	381,929	364,685
Total liabilities and shareholders’ equity	$797,544	$816,901

* Systemax manages its business and reports using a 52-53 week fiscal year that ends at midnight on the Saturday     closest to December 31.  For clarity of presentation, fiscal years and quarters are described as if they ended on the last day of the respective calendar month.  The actual fiscal second quarter ended on July 3, 2010. The second quarters of both 2010 and 2009 included 13 weeks and the six month periods both included 26 weeks.